Exhibit 3.8

FOURTH AMENDMENT TO
AMENDED AND RESTATED
OPERATING AGREEMENT
OF
BOIS D’ARC ENERGY, LLC

     This Fourth Amendment to Amended and Restated Operating Agreement of Bois d’Arc Energy, LLC (this “Amendment”) is dated effective as of April 13, 2005. Capitalized terms used herein for which a definition is not provided herein shall have the same meanings as assigned to such terms in the Operating Agreement (as hereinbelow defined).

     WHEREAS, effective April 13, 2005, an Amended and Restated Operating Agreement (as amended, the “Operating Agreement”) was executed for Bois d’Arc Energy, LLC (the “Company”);

     WHEREAS, the parties hereto desire to amend the Operating Agreement to revise the date referenced in Section 17.7 thereof.

     NOW, THEREFORE, it is agreed:

     1. Section 17.7 is hereby amended by deleting the reference to “May 1, 2005” and replacing it with “June 1, 2005.”

     2. This instrument may be executed by the parties hereto individually or in combination, in one or more counterparts, each of which shall be an original and all of which shall together constitute one in the same instrument.

3.	In all other respects the Operating Agreement is hereby ratified and confirmed.

EXECUTED to be effective as of the date written above.

MEMBERS

COMSTOCK OFFSHORE, LLC

By:	/s/ Roland O. Burns

Name:	Roland O. Burns

Title:	Senior Vice President

Pursuant to the authority granted to the Chief Executive Officer in Section 19.8 of the Operating Agreement, the Chief Executive Officer has executed this Amendment on behalf of all other Members.

/s/ Wayne L. Laufer

WAYNE L. LAUFER